                                                                    Exhibit 10.5


AGREEMENT FOR THE OPERATION OF VETERINARY
LABORATORIES, INC.'S LENEXA FACILITY AND SPARHAWK LAB  OF K.C.
AS A JOINT VENTURE

THIS AGREEMENT is made this 1 day of December, 1992, by and between CHEMDEX, INC., a Kansas Corporation, (hereinafter "Chemdex"), VETERINARY LABORATORIES, INC., a Kansas Corporation, (hereinafter "Vet Labs"), and SPARHAWK LABORATORIES, INC., a Missouri Corporation, (HEREINAFTER SPARHAWK"), for the purpose of forming and operating a Joint Venture between Vet Labs and Sparhawk and authorizing the Joint Venture to Operate the Vet Labs' Lenexa facility and Sparhawk Laboratories facilities.

WITNESSETH;

In consideration of the terms, conditions, and covenants hereinafter set forth, the parties hereto mutually agree as follows:

1. Name. The veterinary pharmaceutical manufacturing facility presently located at 12340 Santa Fe Drive, Lenexa, Kansas, will continue to operate under the name of Veterinary Laboratories, Inc. (hereinafter "Vet Labs").

2. Separate Legal Entity.

(A) Vet Labs will remain a separate and distinct legal entity from Sparhawk and Vet Labs shall retain ownership of all licensing agreements for NADA and DEA products, as well as all lands, buildings, fixtures, equipment and all personal property presently located at 12340 Santa Fe Drive, Lenexa, Kansas, and all other assets of Vet Labs existing prior to the formation of the Joint Venture whether situated thereon or otherwise situated (hereinafter "Vets Labs' Facility" and/or "Vet Labs' Assets"), subject to the more specific terms of this Agreement.

(B) Sparhawk will remain a separate and distinct legal entity from Vet Labs and Sparhawk shall retain ownership of all licensing agreements as well as all lands, building, fixtures, equipment and all personal property presently located at 22 N. 6th St., Kansas City, Kansas and all other assets of Sparhawk existing prior to the formation of the Joint Venture whether situated thereon or otherwise situated (hereinafter Sparhawk facility and/or Sparhawk assets), subject to the more specific terms of this Agreement.

(C) As Vet Labs, Sparhawk and the joint venture are each separate legal entities, it is critical that the accounting system and records be maintained separately.

3. Joint Venture. The parties hereby form a Joint Venture (the "Joint Venture") to be governed by the terms and conditions set forth in this Agreement.

4. Name. The Joint Venture shall hereafter use the name "Vet/Sparhawk" or such other names as the Joint Venturers shall determine.

5. Purpose. The purpose of the Joint Venture is to manage the Vet Labs' Facility and Sparhawk Facility as a Joint Venture, with the Joint Venture providing day to day management, and personnel as set forth herein and Vet Labs contributing the use of the Vet Labs' Facility and Sparhawk contributing the use of the Sparhawk Facility. Vet Labs and Sparhawk hereby transfer unto the Joint Venture those current assets and liabilities set forth on Exhibit "A", a copy of which is attached hereto and made a part hereof by reference.

6. Management of Joint Venture. The Joint Venture shall be managed by a Policy Committee containing five(5) members, two (2) of which will be chosen by Sparhawk and three (3) of which will be chosen by the

Board of Directors of Vet Labs.

7. Officers of Vet Labs. Bert Hughes shall serve as President of Vet Labs And John Bascom shall serve as Vice President of Vet Labs, subject at all time to the control, discretion and supervision of the Board of Directors of Vet Labs, or until removal or resignation.

8. Day to Day Operation. Bert Hughes shall be designated as the person who has the daily management responsibilities of the Joint Venture, but subject to the direction, control and at the discretion of the Policy Committee of the Joint Venture or until removal or resignation. John Bascom shall assist Bert Hughes and work under his direction but also subject to the direction, control, and at the discretion of the Policy Committee, or until removal or resignation.

9. Authority to Conduct Business of Joint Venture. The Joint Venture as hereby authorized to make all purchases, sales and maintain all inventories and other accounts for the joint venture under the Sparhawk Labs and Vet Labs name. As hereinafter directed, only for the purpose of operating the Vet Labs' Facility and Sparhawk's Facilities. All operating cash accounts should be established by the joint venture and all costs of the joint venture should be disbursed from these accounts. Management of Sparhawk will coordinate the filing of all legal documents and forms necessary for the joint venture to operate.

10. Management of Vet Labs' Facility.

a. The Joint Venture shall manage and conduct, subject to the general policy and supervision of the Policy Committee, the affairs of the Vet Labs' Facility, Sparhawk's Facilities and the Joint Venture (excluding general policy decisions, new investments, corporate reorganization, borrowing, corporate refinancing and the like, except as may be specifically authorized from time to time by the Board or Directors of respective entities and the Joint Venture Policy Committee) in accordance with the usual practice of trade and as further herein provided.

b. Sparhawk shall have the right to determine and control all day-to-day management decisions relating to personnel at Joint Venture Sparhawk and the Vet Labs' Facility, including all hiring and termination of employees. All employees at the Vet Labs' Facility will accountable to and will report directly to Bert Hughes and/or John Bascom. Bert Hughes will be accountable to the Board of Directors and will report directly to the Board of Directors and/or its Representative. Sparhawk will hire and pay, on behalf of the Joint Venture and maintain responsibility for the supervision and direction of all employees. Joint will reimburse only direct labor expenses to Sparhawk. No override or other administrative costs may be charged by Sparhawk. All employees at the Vet Labs' Facility shall be considered employees of Sparhawk and Sparhawk will maintain all health insurance, pay workmen's compensation and payroll taxes, and charges associated with the Joint Venture. Sparhawk should set up a payroll account and all payroll and payroll related costs should be disbursed from this account. Sparhawk will then invoice and be reimbursed by the joint venture. The invoice should reflect a breakout of period and product cost.

c. It is hereby acknowledged that Vet Labs is a wholly owned subsidiary on Chemdex. Joint Venture will counsel with Chemdex on any major issue and keep Chemdex informed of any regulatory or economic issue pertaining to Vet Labs, the Vet Labs' Facility or Sparhawk.

d. All checks, notes and contracts, either issued by or binding the Joint Venture or Vet Labs, will require two (2) signatures, one from the designated signatory of Vet Labs (hereinafter "Vet Labs' Signatory") and the second from Sparhawk.

e. At Sparhawk's option, the logo of Sparhawk may be printed on all paperwork together with the logo of Vet Labs.

f. All invoices and other paperwork must be addressed under Vet Labs' name only. The telephone will be answered as Vet Labs or such name as determine by a representative of the Policy Committee.

g. Depreciation of plant equipment is calculated in accordance with Generally Accepted Accounting Principals and will be billed to the joint venture on a rate equal to the depreciation expense recorded in Sparhawk and Vet Labs.

11. Inspection and Audit.

All documents pertaining in any way to the operation or finances of Vet Labs, Joint Venture, or Sparhawk, including, but not limited to, accounts payable, accounts receivable, and bank reconciliations and statements may be inspected and/or audited by the authorized representative of Chemdex (hereinafter "Chemdex' Representative") at any time.

12. Access/Concurrent Use.

Chemdex or the Chemdex Representative shall have access to and use of Vet Labs' facilities as long as such use does not violate regulatory compliance guidelines and/or disturb normal production.

13. Production.

a. All products manufactured at Vet Labs' or Sparhawk facilities will be labeled under the Vet Lab/Sparhawk private label or other private label, at the discretion of the Policy Committee.

b. At its discretion, the Joint Venture will use its best efforts to manufacture all products currently or previous marketed, except for parenterals. Joint Venture shall commence production in an expeditious manner, subject to regulatory compliance. Sparhawk will use its best efforts to see that production is in strict compliance with regulatory guidelines.

c. Joint Venture shall manufacture all products at either the Vet Labs facility, or Sparhawk's Kansas facilities currently in operation. No other production facilities shall be used without prior written consent of both Sparhawk and Vet Labs. All such products manufactured for the Joint Venture (at both locations) will be invoiced through Joint Venture only. A representative of Chemdex will be allowed to review such invoices, at the Joint Ventures facility and the Sparhawk facilities. d. When calculating profits of the Joint Venture, Sparhawk will not deduct any payments made to a Sparhawk shareholder as a dividend.

e. Joint Venture agrees to manufacture Bulk Iron to meet the requirements of Chemdex, with no labor or other charge to Chemdex, except for costs of raw materials and packaging costs, freight in brokerage fees for the production of the Bulk Iron, which Chemdex shall pay. A separate contract to this effect will be executed by Chemdex and the Joint Venture.

f. Sparhawk agrees to use its best efforts to validate the manufacture of 100 ml. glass or other injectable production upon completion of all process validations and other injectable production upon completion of all process validations and other regulator compliance.

14.  Profit and Cost Participation.

a. Pre-tax net profits or losses generated from the production of non-sterile products will allocated seventy percent (70%) to Sparhawk and thirty percent(30%) to Vet Lab.

b. Vet Labs and Sparhawk shall share equally all pre-tax profits or losses for the sale of non-sterile and injectable (once sales of injectables has commenced). In this case, the above paragraph 14(a) shall not apply.

c. All tax profits generated from all Bulk Iron sales will be allocated to Chemdex. Bulk Iron sales and related raw material costs will be accounted for separately under Chemdex.

d. Chemdex will supply all raw material for the production of Bulk Iron at its cost.

e. Chemdex will sell Bulk Iron to the joint venture at the some price as other commercial account.

f. Sparhawk management shall use its best effort to maintain adequate financing and positive cash flow in all operations.

g. Sparhawk agrees not to charge Vet Labs or joint venture a management fee of any kind, but Bert Hughes and John Bascom will each be allowed to draw Forty Five Thousand Dollars ($45,000) per annum as their salaries from joint venture on a biweekly pay period. Salaries will not be raised without prior approval of Chemdex. Such approval shall not be unreasonably withheld.

h. Vet Labs will not receive any supplement payment from the Joint Venture for the use of the Vet Labs' Facility until a total of Twenty Thousand Dollars ($20,000) net profit are generated per month. After monthly net profit (calculated prior to the profit (loss) participation at Section 14a and b) has attained Twenty Thousand Dollars ($20,000.00) supplemental bonus shall be charged in the following monthly amount thereafter:

1) Ten percent (10%) of profit between Twenty Thousand Dollars ($20,000.00) to Twenty Five Thousand Dollars ($25,000.00);

2) Fifteen percent (15%) of profit between Twenty Five Thousand One Dollars ($25,001.00) to Thirty Thousand Dollars ($30,000.00);

3)Twenty percent (20%) of profit between Thirty Thousand One Dollars ($30,001.00) to Thirty Five Thousand Dollars ($35,00.00);

4) Twenty five percent (25%) of profit between Thirty Five Thousand One Dollars ($35,001.00) to Forty Thousand Dollars ($40,000.00); and

5) Thirty percent (30%) of profit above Forty Thousand One Dollars($40,001.00).

In any case, the maximum rent shall be Fifteen Thousand Dollars ($15,000.00) per month.

15. Option to Purchase.

Vet Labs hereby grants unto Sparhawk the option to purchase forty percent (40%) of the assets held by Vet Labs. This option shall come into existence on the third (3rd) anniversary of the execution of this Agreement and shall remain in force through the Tenth (10th) anniversary of the execution of this Agreement at which time the option to purchase is terminated. The purchase price shall be determined to be the fair market value of the Vet Labs and Building and Equipment, plus the sum of One Million Dollars ($1,000,000.00) which shall be paid for goodwill and the acquisition of NANA's and licenses held by Vet Labs. The fair market value of the Vet Labs' Assets shall be calculated by a disinterested third (3rd) party or entity mutually acceptable to Vet Labs and Sparhawk.

16.  Term.

This Joint Venture shall continue for a period of ten (10) years from the date of this Agreement and thereafter until terminated by this Agreement. Upon termination, all rights to license agreements NADA and DEA products, and all other proprietary rights of Vet Labs, and Sparhawk including the Vet Labs and

Sparhawk Facility and Vet Labs, Sparhawk Assets, shall be retained by Vet Labs, and Sparhawk except as otherwise set forth herein.

17.  Joint Venturer's Interest in Property.

a. A Joint Venturer's "interest in the Joint Venture" includes its interest in the Joint Venture's capital, profits, losses and distributions, as well as its rights in specific Joint Venture property.

b.  The term "Joint Venturer" refers to each of Sparhawk and Vet Labs.

18.  Principal Place of Business.

The Joint Venture's principal place of business initially shall be at 12340 Santa Fe Drive, Lenexa, Kansas.

19. Capital Contributions. On or before closing, the Joint Venturers shall make initial capital contributions as follows: All accounts receivable, inventory, and cash according to the attached Exhibit "B".

20. Capital Accounts. A separate capital account shall be maintained to each joint venture. No joint venture shall be entitled to receive interest on its capital account balance. Each joint venturer's and transferee's allocated share of Joint Venture profits and losses shall be credited or debited to its capital account. All Joint Venture distributions of cash or property to any joint venturer or transferee shall be debited to the distributee's capital account, except distributions in repayment of loans made to the Joint Venture, salary payments, expense reimbursements and any other distributions which the joint venturers shall determine are not in reduction of the distributee's capital account. Capital accounts shall be maintained in the same proportion as the joint venture share in profit and losses.

21. Distributions. It is anticipated that the Joint Venture will retain earnings & cash. If from time to time the joint venturers shall determine that the Joint Venture has cash in excess of its needs, such excess cash shall be distributed to portion of capital accounts.

22. Additional Capital Contributions. Additional capital funded by Joint Venture shall be in the ratio of their respective capital accounts.

23. Profit and Loss Determination. Joint Venture profits and losses shall be determined at the end of each fiscal year by the use of generally accepted accounting principles. For the purpose of Joint Venture accounting and income tax reporting, the Joint Venture shall operate on a January 31 fiscal year.

24. Accounting Records and Bank Accounts. The Joint Venture shall maintain complete and accurate books and records of all Joint Venture transactions. Such books and records shall be open at any time for inspection by any Joint Venturer or Chemdex or its agent at such parties' expense. The Joint Venture shall prepare monthly a statement showing the financial condition of the Joint Venture and its profits and losses from operation. Copies of such statement shall be promptly furnished to each joint venturer and Chemdex.

25. Transfer or Joint Venturer's Interest.

a. No Joint Venturer or transferee shall voluntarily or involuntarily transfer all or any portion of its interest in the Joint Venture without the prior consent of all of the Joint Venturers, and any act in violation of this restriction shall be null and void, except as otherwise provided by law.

b. Upon dissolution or other cessation to exist as a legal entity of a Joint Venturer (but not upon a statutory merger or consolidation), or upon the bankruptcy or insolvency of a Joint Venturer, or upon any other involuntary transfer by operation of law or otherwise of all or any portion of a Joint Venturer's or transferee's interest in the Joint Venture, or if all or any portion of a Joint Venturer's or transferee's interest in Joint Venture, is deemed by law to have been transferred, the Joint Venture shall not be terminated and its tax year shall not close; rather, the trustee, receiver, court, agency, person, or other successor interest (a

"Transferee") of such Joint Venturer's or transferee shall succeed to such Joint Venturer's or transferee's interest in the Joint Venture's profits to the extent so transferred; provided such transferee shall be a mere transferee (and not a Joint Venturer) with respect to the interest so transferred.

c. Any person who acquires by a transfer of all or any part of a Joint Venturer's or transferee's interest in the Joint Venture shall be subject to and bound by this Agreement as if it were an original party hereto; and no such person shall become an additional or substituted Joint Venturer.

26. Joint Venturer's Meetings; Policy Committee's Meetings.

A meeting of the Joint Venturers may be called at any time by a Joint Venturer by giving each and every Joint Venturer written notice of the time and place of such meeting, which notice must be given to all Joint Venturers at least ten
(10) days before the date of such meeting. Any such notice may be waived by the Joint Venturers entitled thereof by signing a written waiver of notice, either before or after the time of such meeting, and such waiver shall be deemed the equivalent of such Joint Venturer's receipt of timely formal notice of the meeting. A Joint Venturer's attendance in person or by representative at a meeting shall constitute such Joint Venturer's waiver of notice thereof unless the meeting is attended for the express purpose, stated at the opening of the meeting, or objecting to the transaction of any business because the meeting is not lawfully called. Each meeting of the Joint Venturers shall be held in Lenexa, Kansas, unless the Joint Venturers agree otherwise and at a reasonably convenient time and place.

27. Representations and Warranties of Sparhawk. Sparhawk represents and warrants to Vet Labs and Chemdex and to the Joint Venture as of the date hereof, and also as of the Closing, as follows:

a. Sparhawk is a corporation duly organized and validly existing under the laws of the State of Missouri. Sparhawk has the full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder.

All actions necessary to authorize Sparhawk to enter into this Agreement to undertake its duties hereunder have been duly and properly taken. This Agreement is the legal, valid and binding obligation of Sparhawk, enforceable in accordance with its terms.

b. The execution and delivery of this Agreement by Sparhawk and the performance of its obligations hereunder will not contravene or conflict with any law, order, rule or regulation presently in effect and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Sparhawk pursuant to the terms of, any agreement or instrument to which Sparhawk is a party or by which it is bound or to which any of its property or assets are subject. Subject performance by Sparhawk will not violate any provision of its charter or bylaws.

c. There are not actions, suits, claims, proceedings or investigations pending or threatened with respect to the business or properties of Sparhawk.

d. Sparhawk has complied in all material respects with all laws, ordinances, licensing requirements, regulations and orders applicable to the business being conducted by it and has filed with the proper authorities all other required statements, returns and reports.

28. Chemdex and Vet Labs Representations and Warranties.

Chemdex and Vet Labs represent and warrant to Sparhawk and the Joint Venture as follows:

a. Vet Labs and Chemdex are corporations duly organized and validly existing under the laws of the State of Kansas. Vet Labs and Chemdex have the corporate power to own and lease its properties and carry on its business as and where now presently being conducted. Vet Labs and Chemdex have the full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder. All actions necessary to authorize Vet Labs and Chemdex to enter into this Agreement to undertake its duties hereunder have been duly and properly taken. This Agreement is the legal, valid and binding obligation of Vet Labs and Chemdex, enforceable in accordance with its terms.

b. The execution and delivery of this Agreement by Vet Labs and Chemdex and the performance of its obligations hereunder will not contravene or conflict with any law, order, rule or regulation presently in effect and will not conflict with or result in a breach of any of the terms of provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Vet Labs pursuant to the terms of, any agreement or instrument to which Vet Labs is a party or by which it is bound or to which any of its property or assets are subject. Such performance by Vet Labs and Chemdex will not violate any provisions of its charter or bylaws.

c. There are no actions, suits, claims, proceedings or investigations pending or threatened with respect to the business or properties of Vet Labs and Chemdex which would affect their performance of their obligations under this Agreement.

d. Vet Labs has complied in all material respects with all laws, ordinances, licensing requirements, regulations and orders applicable to the business being conducted by it and has filed with the proper authorities all other required statements, returns and reports.

29. Survival of Representations and Warranties. The statement, representation and warranties of the parties contained herein and in any exhibit attached hereto shall be deemed material and to have been relied upon by the parties hereto, notwithstanding any investigation made by the parties. All such statements, representations and warranties and the agreements of the parties contained herein shall continue in effect after execution of this Agreement and in the formation of the Joint Venture contemplated hereby at the Closing. The waiver of any misrepresentation or breach of any warranty shall not constitute a waiver of any other misrepresentation or a breach of warranty hereunder.

Termination and Liquidation.

a. The Joint Venture shall be terminated ten (10) years from the date of this Agreement, or upon the prior happening of any one of the following events:

(1) The Joint Venture or the last remaining Joint Venturer becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due, or applies for, consents to or acquiesces in the appointment of a trustee, receiver, or other custodian for it or any of its property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for it or for a substantial part of its property and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of the Joint Venture or the last remaining Joint Venturer, and if such case or proceeding is not commenced by the Joint Venture or such Joint Venturer, it is consented to or acquiesced in by the Joint Venture or such Joint Venturer, or remains for sixty
(60) days undismissed; or the Joint Venture or the last remaining Joint Venturer takes any corporate action to authorize, or in furtherance of, any of the foregoing; or,

(2) the determination of the Joint Venturers to terminate and liquidate the Joint Venture; or

(3) the death, withdrawal or cessation to exist as a legal entity of the sole remaining Joint Venturer; or,

(4) the termination of the Joint Venture by operation of law or by judicial decree.

b. Upon termination of the Joint Venture, the last remaining Joint Venturer (or, if no Joint Venturer is then remaining, the successor-in-interest of the last remaining Joint Venturer) shall make full account of the Joint Venture's property and liabilities, and shall commence to wind up the Joint Venture's affairs. The Joint Venture's property may be liquidated and its property or the proceeds thereof shall be applied and distributed, to the extent sufficient, as follows:

First, all debts and liabilities of the Joint Venture and the expenses of liquidation shall be paid, except debts and liabilities owed to Joint Venturers (in their capacities such);

Second, the person required by law to wind up the Joint Venture's affairs shall set up such reserves as such person may reasonably deem necessary for any contingent liabilities or obligations of the Joint Venture, provided that any such reserve shall be paid over by such person to an independent escrow agent, to be held by the agent or its successors for such period as such person shall deem advisable for the purpose of applying the reserves to the payment of the liabilities or obligations, and at the expiration of the period, the balance of such reserves, if any, shall be distributed as set out in the following clauses;

Third, all debts and liabilities of the Joint Venture owed to the Joint Venturers or transferees (in their capacities as such) shall be paid.

Fourth, the balance, if any shall be distributed to and among the Joint Venturers in accordance with the cash distribution percentages as provided herein.

31. Joint Venture Property. All property, real, personal, or mixed, from time to time owned by Joint Venturers shall determine that, for convenience, legal title to any such property shall be held in the name of one or more Joint Venturers; provided, all Joint Venture property held in the name of one or more Joint Venturers during the term of the Joint Venture shall be equitable land beneficially owned by the Joint Venture until termination and such nominee and trustee of the recorded legal title to such property for the Joint Venture's sole benefit, subject to the provisions of paragraph--.

32. Binding Effect. This Agreement shall be binding upon and enure to the benefit of the parties, their respective successors and assigns.

33. Amendment. This Agreement may be modified, amended, changed or canceled, nor any of its provisions waived, except by instrument in writing signed by all of the parties or except otherwise specifically agreed herein.

34. Law as to Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas.

35. Notices. Any notices or other communication by either party shall be deemed to have been sufficiently given, for all purposes, if given by being deposited, postage prepaid, by certified mail, at a post office or letter box addressed as follows:

a.       To Vet Labs and Chemdex
         Attn: Natu Patel
         1401 Neptune Drive
         Boynton Beach, FL 33426

b.       To Sparhawk

         Attn: Bert Hughes
         22 North 6th Street
         Kansas City, KS
         66101

IN WITNESS WHEREOF, the parties above have caused this agreement to be signed and acknowledged by duly authorized officers on the day and year first above written.

                                                 CHEMDEX, INC.
                                                 By: /s/ Natu Patel
                                                 Its:

Attest:
CHEMDEX, INC.

BY: /s/ Bascom
Its

                                                 VETERINARY LABORATORIES, INC.
                                                 By: /s/ Natu Patel
                                                 Its:

Attest:
VETERINARY LABORATORIES, INC.
By: /s/ Bascom
Its:

                                                 SPARHAWK LABORATORIES, INC.
                                                 By: /s/ Bert Hughes
                                                 Its:

ATTEST:
SPARHAWK LABORATORIES, INC.
By: /s/ Bascom
Its:

STATE OF MISSOURI  )
                   ) ss.
COUNTY OF PLATTE   )

BE IT REMEMBERED, that on this 1st day of December, 1992 before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appears Natu Patel and , and of CHEMDEX, INC., who are known to me to be the persons who executed the above and foregoing instrument and acknowledge the execution of the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal on the day and year last above written.

Cheryl Bascom
NOTARY PUBLIC

CHERYL A. BASCOM
Notary Public-State of Missouri
Commissioned in Platte County
My Commission Expires June 26, 1993

STATE OF MISSOURI  )
                   )ss.

COUNTY OF PLATTE )

BE IT REMEMBERED, that on this 1st day of December, 1992, before me, the undersigned, a Notary Public in and for the county and State asforesaid, personally appears Natu Patel and, and of, VETERINARY LABORATORIES, INC., A who are known to me to be persons who executed the above and foregoing instrument and acknowledged the execution of the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal on the day and year last above written.

/s/ Cheryl Bascom
NOTARY PUBLIC

CHERYL  A. BASCOM
Notary Public - State of Missouri
Commissioned in Platte County
My Commission Expires June 26, 1993

STATE OF MISSOURI )
COUNTY OF PLATTE  )

BE IT REMEMBERED, that on this 1st day of December, 1992, before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appears Bert Hughes and, and of SPARHAWK LABORATORIES, INC., who are known to me to be the persons who executed the above and foregoing instrument and acknowledged the execution of the same on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal on the day and year last above written.

/s/ Cheryl A. Bascom
NOTARY PUBLIC

CHERYL A. BASCOM
Notary Public - State of Missouri
Commissioned in Platte County
My Commission Expires June 26, 1993
natu2

EXHIBIT "A"

(Current Assets and Liabilities of Vet Labs)

EXHIBIT "B"
(Capital Contributions)


                                      11